Exhibit (a)(6)

DEUTSCHE TARGET DATE SERIES

Amendment of Amended and Restated Declaration of Trust

The undersigned, being at least a majority of the duly elected and qualified Trustees of Deutsche Target Date Series, a Massachusetts business trust (the “Trust”), acting pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust dated June 2, 2008 (the “Declaration of Trust”), do hereby amend Article I, Section 1.1 of the Declaration of Trust, as follows:

The name of the Trust is hereby changed from “Deutsche Target Date Series” to “Deutsche Asset Allocation Trust” effective October 19, 2015.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 11th day of September 2015.

/s/John W. Ballantine	/s/Henry P. Becton, Jr
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/Jean Gleason Stromberg
Jean Gleason Stromberg, Trustee